Exhibit 99.2

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 P.R.China

Tel：+86-755-88286488          Fax：+86-755-88286499

www.dehenglaw.com

March 13, 2023

To: Lobo EV Technologies Ltd.

Gemini Mansion B 901, i Park, No. 18-17 Zhenze Rd

Xinwu District, Wuxi,

Jiangsu, China, 214111

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for Lobo EV Technologies Ltd. (the “Company”) , a company incorporated under the laws of the British Virgin Islands, in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of ordinary share of the Company (the “Ordinary Shares”), and warrants (the “Warrants”) to purchase a number of the Ordinary Shares equal to an aggregate of ten percent (10.0%) of the total Ordinary Shares sold in the Offering (the “Warrant Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Company’s proposed listing of its Ordinary Shares on the Nasdaq Capital Market (the “Listing”).

In rendering this Opinion we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities in the PRC and officers of the Company, and/or the PRC Subsidiaries and other instruments (the “Documents”) as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion. Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant Governmental Authorities of the PRC and the appropriate representatives of the Company and/or the PRC Subsidiaries with the proper powers and functions, and we have qualified our opinion as “to our best knowledge after due and reasonable inquiries,” as to such factual matters without further independent investigation.

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In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:

(A)	the genuineness of all signatures, seals and chops, and the authenticity of all Documents submitted to us as originals and the conformity with originals of the Documents submitted to us as copies and the authenticity of such originals;

(B)	the Documents as submitted to us remain in full force and effect up to the date of this opinion, and have not been revoked, amended, revised, modified or supplemented as of the date of this opinion except as otherwise indicated in such Documents;

(C)	the truthfulness, accuracy, fairness and completeness of the Documents as well as all factual statements contained in the Documents;

(D)	that all information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading and that the Company and the PRC Subsidiaries have not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(E)	that all parties, other than the PRC Subsidiaries, have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(F)	that all parties, other than the PRC Subsidiaries, have duly executed, delivered, performed or will duly perform their obligations under the Documents to which they are parties;

(G)	that all Governmental Authorizations and other official statement or documentation were obtained from the competent Government Authorities by lawful means in due course;

(H)	that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case; and

(I)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

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The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorizations”	mean any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“M&A Rules”	mean the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce (now integrated into the State Administration for Market Regulation), the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009.

“Overseas Listing Regulations”	mean the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines，which was issued by the CSRC on February 17, 2023 and will become effective on March 31, 2023.

“PRC Authorities”	mean any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“PRC Subsidiaries”	means the subsidiary of the Company incorporated in the PRC as listed in Annex A hereto.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

“Registration Statement”	means the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the SEC relating to the offering by the Company of the Ordinary Shares.

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I.	Opinions

Based on the foregoing examinations and assumptions and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

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The ownership structures of the PRC Subsidiaries, currently and immediately after this Offering, does not violate any applicable PRC laws or regulations currently in effect; and such description is true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

2.	We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the approval from the CSRC is not required in the context of the Offering and the Company’s proposed Listing, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offerings under this prospectus are subject to the M&A Rules; and (ii) the PRC subsidiaries were not established by merger with or acquisition of PRC domestic companies as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.	According to the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, and the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or Circular 13, both promulgated by State Administration of Foreign Exchange, PRC residents are required to register with local banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. As confirmed by the Company and to the best of our knowledge, PRC resident shareholders who directly or indirectly hold shares in the Company have completed the registrations of foreign exchange in accordance with Circular 37 and Circular 13.

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4.	We have advised the Company on the Overseas Listing Regulations, which require that a PRC domestic enterprise seeking to indirect overseas offering and listing by a foreign company with major business operations and/or assets located in the PRC shall complete the filing procedures with the CSRC, failing which a fine of RMB 1 million to RMB 10 million may be imposed. According to the Notice on the Management Arrangements for Overseas Issuance and Listing of Domestic Enterprises issued by CSRC on February 17, 2023, if the Company obtains the SEC’s Notice of Effectiveness prior to March 30, 2023 and completes the issuance and listing prior to September 30, 2023, the Company will be exempt from submitting the relevant information to the CSRC for the filing procedures, otherwise the Company should through its major domestic operating entity complete the filing procedures with the CSRC before its listing on U.S. exchanges.

5.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

6.	The statements made in the Registration Statement under the caption “Material Income Tax Considerations — People’s Republic of China Taxation” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

7.	The statements set forth in the Registration Statement under the captions “Prospectus Summary” , “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “PRC Regulations”, “Business”, “Related Party Transactions” and “Legal Matters” to the extent that they constitute matters of PRC Laws or summaries of legal matters under PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects; and did not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading in any material respect.

II.	Qualifications

This Opinion is subject to the following qualifications:

This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.

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This Opinion is subject to (i) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of this Opinion and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

This Opinion is given for use only by the Company but not for the use by any other person or for any other purposes. Without our prior written consent, this Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of this opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory or governmental authority, in each case, (i) on a non-reliance basis and (ii) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ DeHeng Law Offices
DeHeng Law Offices

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Annex A: List of PRC Subsidiaries

No.	PRC Subsidiaries	Registered Capital	Date of Incorporation	Shareholder(s) and Percentage of effective ownership
1.	Jiangsu LOBO Electric Vehicle Co. Ltd 江苏萝贝电动车有限公司	RMB10,000,000	November 29, 2021	LOBO Holdings Limited -100.00%
2.	Beijing LOBO Intelligent Machine Co., Ltd 北京萝贝智能机器有限公司	RMB20,000,000	August 19, 2014	Jiangsu LOBO Electric Vehicle Co. Ltd -100.00%
3.	Tianjin LOBO Intelligent Robot Co., Ltd 天津萝贝智能机器人有限公司	RMB1,000,000	October 27，2021	Beijing LOBO Intelligent Machine Co., Ltd -100.00%
4.	Tianjin Bibosch Intelligent Technologies Co., Ltd 天津巴博世智能科技有限公司	RMB3,000,000	March 22，2022	Beijing LOBO Intelligent Machine Co., Ltd -100.00%
5.	Guangzhou LOBO Intelligent Technologies Co. Ltd 广州萝贝智能科技有限公司	RMB10,000,000	May 29, 2019	Jiangsu LOBO Electric Vehicle Co. Ltd -100.00%
6.	Wuxi Jinbang Electric Vehicle Manufacturing Co., Ltd 无锡市金邦电动车制造有限公司	RMB2,500,000	October 9，2002	Beijing LOBO Intelligent Machine Co., Ltd -85%

The English names of the PRC Subsidiaries have been translated from its official Chinese names.

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